Exhibit 23
                                                                  ----------

            Consent of Independent Registered Public Accounting Firm

         We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (File No's. 333-109147, 333-81055, 333-29363,
333-19383, 33-91364 and 33-90292) of our report dated March 10, 2004 except as to Note 21, which is as of July 30, 2004 relating to the financial statements, which appears in Commonwealth Industries, Inc. and subsidiaries Current Report on Form 8-K/A dated October 21, 2004. We also consent to the incorporation by reference of our report dated March 10, 2004 relating to the financial statement schedule, which appears in Commonwealth Industries, Inc.'s Annual Report on Form 10-K for the year-ended December 31, 2003.

/s/ PricewaterhouseCoopers LLP

Louisville, Kentucky
October 21, 2004